                                                                     Exhibit 3.2



                           THIRD AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                           AMERICAN SEAFOODS GROUP LLC

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

ARTICLE I      THE COMPANY .................................................   1
Section 1.1  Formation .....................................................   1
Section 1.2  Filing ........................................................   1
Section 1.3  Name ..........................................................   2
Section 1.4  Registered Office, Registered Agent ...........................   2
Section 1.5  Events of Dissolution .........................................   2
Section 1.6  Management of Business ........................................   2
Section 1.7  Character of Business .........................................   3
Section 1.8  Principal Place of Business ...................................   3
Section 1.9  Intent of Parties .............................................   3

ARTICLE II     CONTRIBUTIONS TO CAPITAL ....................................   4
Section 2.1  Capital Contributions .........................................   4
Section 2.2  No Third Party Beneficiary ....................................   4
Section 2.3  Capital Accounts ..............................................   4
Section 2.4  No Interest; No Return ........................................   5

ARTICLE III    ALLOCATIONS; TAX AND ACCOUNTING MATTERS .....................   5
Section 3.1  Adjustments to Capital Accounts ...............................   5
Section 3.2  Books of Account ..............................................   9
Section 3.3  Tax Elections and Returns .....................................   9
Section 3.4  Tax Matters Partner ...........................................   9

ARTICLE IV     DISTRIBUTIONS ...............................................  10
Section 4.1  Tax Distributions .............................................  10
Section 4.2  Other Distributions ...........................................  10

ARTICLE V      INDEMNIFICATION .............................................  10
Section 5.1  Right to Indemnification. .....................................  10
Section 5.2  Right of Claimant to Bring Suit ...............................  11
Section 5.3  Non-Exclusivity of Rights .....................................  12
Section 5.4  Insurance .....................................................  12
Section 5.5  Amendment or Repeal ...........................................  12

ARTICLE VI     RIGHTS AND OBLIGATIONS OF MEMBERS ...........................  12
Section 6.1  Authority and Appointment of Managers; Authority of Member. ...  12
Section 6.2  Limited Liability .............................................  14
Section 6.3  Amendments ....................................................  14

ARTICLE VII    TERMINATION .................................................  14


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                               TABLE OF CONTENTS
                               -----------------
                                  (continued)


                                                                            Page
                                                                            ----
ARTICLE VIII   TRANSFERS OF MEMBERSHIP INTERESTS;  ADMISSION OF
               ADDITIONAL MEMBERS ..........................................  14

ARTICLE IX     MISCELLANEOUS ...............................................  15
Section 9.1  Governing Law .................................................  15
Section 9.2  Binding Effect ................................................  15
Section 9.3  Severability ..................................................  15

Schedule A









                                       ii

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                           THIRD AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                           AMERICAN SEAFOODS GROUP LLC

         This Third Amended and Restated Limited Liability Company Agreement (this "Agreement") is made and entered into as of April 17, 2002, by American Seafoods Consolidated LLC, a Delaware limited liability company (the "Managing Member"), as the managing member of American Seafoods Group LLC (the "Company"), and ASC, Inc. (formerly known as American Seafoods Company), a Washington corporation, as the non-managing member of the Company ("ASC") (each of the Managing Member and ASC being referred to herein as a "Member," and collectively as the "Members"). Defined terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms on Schedule A hereto.

                                    RECITALS

         WHEREAS, the Managing Member previously formed the Company and executed a Limited Liability Company Agreement of the Company (the "Original LLC Agreement") dated January 28, 2000;

         WHEREAS, the parties entered into the Amended and Restated Limited Liability Company Agreement of the Company, which amended and restated the Original LLC Agreement in its entirety, as of February 1, 2000 (the "First Amended Agreement"), and the Second Amended and Restated Limited Liability Company Agreement of the Company, which amended and restated the First Amended Agreement in its entirety, as of March 31, 2001 (the "Existing LLC Agreement");

         WHEREAS, the parties desire to enter into this Agreement in order to set forth the agreement and the relationships as now intended among them;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements herein set forth, the parties agree that the Existing LLC Agreement shall be amended and restated in its entirety as follows:

                                    ARTICLE I
                                   THE COMPANY

         Section 1.1 Formation. The Managing Member previously formed the Company as its sole member subject to the provisions of the Delaware Limited Liability Company Act as currently in effect and as the same may be amended from time to time (the "Act").

         Section 1.2 Filing. The Managing Member has caused a Certificate of Formation that complies with the requirements of the Act to be properly executed and filed with the Delaware Secretary of State, and the Managing Member, or such other Persons as may be authorized by the Members, are hereby designated as authorized
Persons to execute such further documents (including amendments to the Certificate of Formation) and take such further action as is appropriate to comply with the requirements of law for the formation or operation of a limited liability company in all states and counties where the Company may conduct its business.

         Section 1.3 Name. The name of the Company shall be American Seafoods Group LLC.

         Section 1.4 Registered Office, Registered Agent. The location of the registered office of the Company shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, and thereafter at such other location as the Managing Member may designate. The Company's registered agent at such address shall be The Corporation Trust Company.

         Section 1.5 Events of Dissolution. The Company shall continue until December 31, 2050, unless sooner dissolved by:

         (a) the election of the Managing Member;

         (b) any event which makes it unlawful for the business of the Company to be carried on by the Members; or

         (c) any other event causing a dissolution of a limited liability company under the Act.

         Section 1.6 Management of Business. Subject to Section 6.1, the business of the Company shall be conducted under the management of the Managing Member. The Managing Member shall be responsible for the management of the Company's business and affairs, and the Company shall be managed solely by the Managing Member. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the exclusive power and authority to take such action for and on behalf of the Company as the Managing Member shall from time to time deem necessary or appropriate to carry on the Company's business and to carry out the purposes for which the Company was organized. Without limiting the generality of the foregoing, but subject to any express provisions to the contrary in this Agreement, the Managing Member shall have the right, power and authority, in the name of, and on behalf of, the Company to:

         (a) protect and preserve the title and interest of the Company in the property and assets owned by the Company;

         (b) pay, before delinquency and prior to the addition thereto of interest or penalties, all taxes, assessments, rent and other impositions applicable to the


                                       2

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     property and assets owned by the Company and undertake any action or proceedings seeking to reduce such taxes, assessments, rents or other impositions;

         (c) retain or employ and coordinate the services of all employees, supervisors, architects, engineers, accountants, attorneys and other Persons necessary or appropriate to carry out the business of the Company;

         (d) maintain casualty and liability insurance and such other insurance as is customarily maintained by owners of property utilized in a similar manner in the geographic area in which any property owned by the Company is located, and pay all insurance premiums, debts and other obligations of the Company;

         (e) after receipt of notice of any violations of any law, rules or order of any governmental authority having jurisdiction over any Company property or assets, promptly correct or cure same; and

         (f) comply with the terms of all contracts required to be complied with by the Company.


Except as otherwise provided herein, to the extent the duties of the Managing Member require expenditures of funds to be paid to third parties, the Managing Member shall not have any obligations hereunder except to the extent that Company funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the Managing Member, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Company.

         Section 1.7 Character of Business. The business of the Company shall be to transact any and all businesses for which limited liability companies may be formed under Delaware law and to accomplish any of the foregoing purposes for its own account or as nominee, agent or trustee for others.

         Section 1.8 Principal Place of Business. The location of the principal place of business of the Company shall be at such place as the Managing Member from time to time may select.

         Section 1.9 Intent of Parties. It is the specific intent of the parties to this Agreement that the Company will be treated as a partnership for Federal income tax purposes.

                                   ARTICLE II
                            CONTRIBUTIONS TO CAPITAL

         Section 2.1 Capital Contributions. The Managing Member has previously made a Capital Contribution of cash in the amount of $38,656,356, and ASC has previously made a Capital Contribution with a value of $123,858,732. In no event shall a Member be required to contribute capital to the Company in excess of its initial Capital Contribution.

         Section 2.2 No Third Party Beneficiary. No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members. Without limiting the generality of the foregoing, a deficit capital account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.

         Section 2.3 Capital Accounts. The Company shall maintain a separate capital account (a "Capital Account") for each member. Capital Accounts shall consist of such Member's initial Capital Contribution to the Company, (i) increased by (A) any additional actual or constructive Capital Contributions by such Member to the Company and (B) any income from time to time credited to the Capital Account of such Member pursuant to Article III, and (ii) decreased by
(A) any actual or constructive distributions to such Member and (B) any losses or deductions from time to time charged to the Capital Account of such Member pursuant to Article III.

         Capital Accounts shall be determined and maintained in accordance with
Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder ("Regulations"), with such adjustments as may be required thereby. For purposes of maintaining and determining Capital Accounts, all property distributed in kind by the Company to a Member shall be charged to that Member's Capital Account at the fair market value of such property on the date of distribution, and all property contributed in kind by a Member to the Company shall be credited to that Member's Capital Account at the fair market value of such property on the date of contribution.


                                       4

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         Except as expressly required by the Delaware Act, no Member shall have any obligation to restore a deficit balance in its Capital Account.

         Section 2.4 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member's Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

                                  ARTICLE III
                     ALLOCATIONS; TAX AND ACCOUNTING MATTERS

         Section 3.1 Adjustments to Capital Accounts. The Capital Accounts of the Members shall be adjusted as follows:

         (a) Any amounts distributed to a Member shall, at the time of distribution, be debited against the Capital Account of such Member.

         (b) Profits of the Company for each fiscal year shall be credited to the Capital Accounts of the Members as follows and in the following order of priority:

                  (i) first, to the Capital Accounts of the Members, until aggregate Profits credited under this clause (i) shall equal aggregate Losses theretofore charged under Section 3.1(c)(iv);

                  (ii) second, 100% to the Capital Account of ASC, until the aggregate amount so credited under this clause (ii) shall equal the sum of (x) the Preferred Return Amount and (y) all amounts theretofore debited to the Capital Account of ASC under Section 3.1(c)(iii);

                  (iii) third, 90% to the Capital Account of the Managing Member and 10% to the Capital Account of ASC, up to an amount equal to $50 million of remaining Profits for such fiscal year; and

                  (iv) thereafter, 95% to the Capital Account of the Managing Member and 5% to the Capital Account of ASC.

         (c) Losses shall be debited to the Capital Accounts of the Members in the following order of priority:

                  (i) first, 95% to the Capital Account of the Managing Member and 5% to the Capital Account of ASC, until aggregate Losses charged to the Capital Accounts of the Members under this clause (i) shall equal the aggregate Profits, if any, theretofore allocated under Section 3.1(b)(iv);


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

                  (ii) second, 90% to the Capital Account of the Managing Member and 10% to the Capital Account of ASC, until aggregate Losses charged to the Capital Accounts of the Members under this clause (ii) shall equal the aggregate Profits theretofore credited to the Capital Accounts of the Members under Section 3.1(b)(iii);

                  (iii) third, 100% to the Capital Account of ASC until aggregate Losses charged to ASC's Capital Account under this clause
         (iii) shall equal the aggregate Profits theretofore credited to ASC's Capital Account under Section 3.1(b)(ii); and

                  (iv) thereafter, to the Capital Accounts of the Members in proportion to their respective Capital Contributions.

         (d) Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

                  (i) Minimum Gain Chargeback. Notwithstanding any other provisions of this Section 3.1, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 3.1(d)(i) is intended to comply with the minimum gain chargeback requirements of Regulations
         Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (ii) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement (except Section 3.1(d)(i)), if there is a net decrease in Minimum Gain Attributable to a Partner Nonrecourse Debt during any fiscal year, each Member who has a share of the Minimum Gain Attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Minimum Gain Attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This
         Section 3.1(d)(ii) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

                  (iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 3.1(d)(i) and 3.1(d)(ii), such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.

                  (iv) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be allocated on a pro rata basis to the Managing Member and ASC based on their respective shares of Profit or Loss for the current year.

                  (v) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss, under Regulations Section 1.704-2(i)(1), with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

                  (vi) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743 of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

                  (vii) Allocations Subsequent to Assignment. To the extent permitted by the Code, Profits or Losses and other items attributable to a Membership Interest acquired by reason of an assignment from a Member shall be allocated or adjusted between the assignor or the assignee based upon an interim closing of the Company's books at assignor's sole expense.

                  (viii) Curative Allocations. The allocations set forth in Sections 3.1(d)(i), (ii), (iii), (v) and (vi) (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any provisions herein to the contrary (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the cumulative net amount for the allocations of Company items under this Article III shall be equal to the net amount that would have been allocated had the Regulatory Allocations not occurred. This Section 3.1(d)(viii) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent with this intention.

                  (ix) Excess Nonrecourse Liabilities. For purposes of allocating "excess nonrecourse liabilities" of the Company under Regulations Section 1.752-3(a)(3), ASC's interest in Company profits shall be 10% and the Managing Member's interest in the Company shall be 90%.

                  (x) Special Allocations of Interest Expense. The Managing Member shall, for any fiscal year, have the power to specially allocate to one or more Members an amount of interest expense corresponding to such portion of the indebtedness of the Company that is allocable to a distribution to such Member or Members (all as determined by the Managing Member in its good faith judgment).

         (e) Except as otherwise provided in this Section 3.1(e), for federal and state income tax purposes, each item of income, gain, loss and deduction (a "Tax Item") shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated among the Members pursuant to this Section 3.1.

         If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 ("Affected Gain"), then (A) such Affected Gain shall be allocated among the Members in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Members who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Members are allocated the same amount and type of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Profits or Losses for such period.

         In accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value in accordance with any method selected by the Managing Member that is permitted under the applicable Regulations.

         Section 3.2 Books of Account. At all times during the continuance of the Company, the Managing Member shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles wherein shall be entered particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company's business, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by Persons engaged in a business of a like kind and character. In addition, the Company shall keep all records as required to be kept pursuant to the Act. The books and records of account shall be kept at the principal office of the Company, and each Member shall at all reasonable times have access to such books and records and the right to inspect the same.

         Section 3.3 Tax Elections and Returns. All elections required or permitted to be made by the Company under any applicable tax law shall be made by the Managing Member in its sole discretion.

         Section 3.4 Tax Matters Partner. The Managing Member is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Company; provided, however, (i) in exercising its authority as Tax Matters Partner it shall be limited by the provisions of this Agreement affecting tax aspects of the Company; (ii) the Managing Member shall give prompt notice to the Members of the receipt of any written notice that the Internal Revenue Service or any state or local taxing authority intends to examine Company income tax returns for any year, receipt of written notice of the beginning of an administrative proceeding at the Company level relating to the Company under Section 6223 of the Code, receipt of written notice of the final administrative adjustment relating to the Company pursuant to Section 6223 of the Code, and receipt of any request from the Internal Revenue Service for waiver of any applicable statute of limitations with respect to the filing of any tax return by the Company; and (iii) the Managing Member shall promptly notify the Members if the Managing Member does not intend to file for judicial review with respect to any final administrative adjustment relating to the Company.

                                   ARTICLE IV
                                  DISTRIBUTIONS

         Section 4.1 Tax Distributions. Prior to the making of any other distributions hereunder, to the extent the Company has cash available to it, and after setting aside appropriate reserves, the Company shall distribute to each Member, not later than ninety (90) days after the end of each fiscal year of the Company, cash in an amount that would be sufficient to permit such Member to pay the Theoretical Tax on the amount of taxable income allocated to such Member pursuant to Article III hereof for federal income tax purposes, without regard to the individual tax status of any Member, but after giving effect to (x) income and losses previously allocated by the Company to such Member in fiscal years prior to the fiscal year with respect to which the calculation is made, and (y) any distributions previously made pursuant to this Section 4.1. Each such distribution shall be referred to in this Agreement as a "Tax Distribution." A Tax Distribution shall be deemed to have been made on the last day of the pertinent fiscal year, and taken into account in determining allocations with respect to such fiscal year, notwithstanding that such Tax Distribution is made in the following fiscal year. If the Company does not have sufficient cash available to it to make the full Tax Distribution owing to each Member for a fiscal year, the Tax Distributions for such fiscal year shall be made pro rata to the Members in proportion to the Tax Distributions owing to each Member for such fiscal year. Notwithstanding anything herein to the contrary, ASC may waive its right to receive all or a portion of any Tax Distributions required to be distributed to ASC under this Section 4.1.

         Section 4.2 Other Distributions. Any other distributions by the Company (other than pursuant to Article VII) shall be made in such amounts and at such times and in such proportions as may be determined by the Managing Member, provided, that no distribution pursuant to this Section 4.2 shall be made if it would impair ASC's right to receive the balance of its Capital Account pursuant to Article VII (as determined by the Managing Member in its good faith judgment).

                                   ARTICLE V
                                 INDEMNIFICATION

         Section 5.1 Right to Indemnification.

         (a) The Company shall, to the fullest extent permitted by law, indemnify any and all Indemnitees from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and costs), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that an act or omission of the Indemnitee was material to the matter giving rise to the claim, demand, action, suit or proceeding and (i) was committed in bad faith, (ii) was the result of active and deliberate dishonesty, or (iii) constituted gross negligence or willful misconduct or a willful breach of this Agreement or any other agreement to which such Indemnitee is a party. Any indemnification pursuant to this Section 5.1 shall be made only out of the assets of the Company, and no Member shall be required to contribute or advance funds to the Company to enable the Company to satisfy its obligations under this
Section 5.1.

         (b) Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Company in advance of the final disposition of the proceeding upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that it is entitled to indemnification by the Company pursuant to this Section 5.1 with respect to such expenses and proceeding, and (ii) a written undertaking by or on behalf of the Indemnitee, to and in favor of the Company, wherein the Indemnitee agrees to repay the amount if it shall ultimately be adjudged not to have been entitled to indemnification under this Section 5.1.

         (c) The provisions of this Section 5.1 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

         Section 5.2 Right of Claimant to Bring Suit. If a claim under Section
5.1 of this Article is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the Indemnitee was not entitled to the requested indemnification or payment of expenses under applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the Company to indemnify the claimant for the amount claimed. Neither the failure of the Company to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met such standard of conduct, nor an actual determination by the Company that the claimant has not met such standard of conduct, shall be a defense to the action or create a presumption that the claimant has failed to meet such standard of conduct.

         Section 5.3 Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, vote of the Members or otherwise.

         Section 5.4 Insurance. The Company may maintain insurance, at its expense, to protect itself and any Indemnitee, against any such expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under Delaware law.

         Section 5.5 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification.

                                   ARTICLE VI
                        RIGHTS AND OBLIGATIONS OF MEMBERS

         Section 6.1 Authority and Appointment of Managers; Authority of Member.

         (a) Notwithstanding anything else in this Agreement, including without limitation Section 1.6, but subject to the limitations imposed by the Act and the Company's Certificate of Formation, authority to manage and control the business affairs of the Company and to make decisions regarding the ordinary course of the business of the Company may be vested in one or more managers (each, a "Manager") who shall be appointed by the Managing Member. At all times, each Manager shall be a U.S. Citizen, as that term is defined in 46 C.F.R. ss. 356.3(e) (a "U.S. Citizen").

         (b) Pursuant to the foregoing, each Manager shall have all the rights and powers of a Manager as provided in the Act and, except as otherwise provided by law, any action taken by a Manager in the ordinary course of the Company's business shall constitute the act of and serve to bind the Company. A Manager also may have, and may utilize, the title of President, Director, Managing Director, Chairman, Chief Executive Officer or any other title designated by the Managing Member. A Manager may also appoint other officers of the Company, who may have the title of Vice President, Executive Vice President, or any other title; provided, however, that, so long as any Person occupying any such office is not a U.S. Citizen, such Person will have no power or authority to (i) act in the absence or disability of a Manager or (ii) bind the Company without the express authority of a Manager.


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

         (c) Notwithstanding subsections (a) and (b), the powers to act on the following matters are reserved to the Managing Member and may be exercised only upon, and shall be effective only subject to, the written consent of the Managing Member:

                  (i) to adopt, alter, amend or repeal the Certificate of Formation of the Company or any subsidiary thereof (each, a "Subsidiary") or any of the provisions of this Agreement or any limited liability company agreement or operating agreement of any Subsidiary, including without limitation, the provisions herein specifying the appointment of Managers;

                  (ii) to make any material change in the nature of the business of the Company, including, without limitation, the investment of the Company's funds in other businesses, the undertaking by the Company of any new projects which are materially different from the then current business of the Company;

                  (iii) to take any steps to merge, consolidate or dissolve the Company or otherwise to terminate its existence;

                  (iv) to make any sale, lease, exchange or other disposition of any Subsidiary, the business of the Company or all or substantially all of the property or assets of the Company;

                  (v) to take any action to create a Subsidiary or other business entity of the Company, or to participate in any joint venture, association, partnership, limited liability company, or corporation;

                  (vi) to issue or redeem any membership interests in the Company;

                  (vii) to consent to, authorize or take any action of or with respect to any Subsidiary (whether on behalf of or in the name of such Subsidiary or otherwise) for which the approval of such Subsidiary's member(s) is required under such Subsidiary's articles of organization, certificate of formation, limited liability company agreement, operating agreement, any similar document or agreement, or the laws of the jurisdiction under which such Subsidiary is organized;

                  (viii) to require additional capital contributions or loans from any Member;

                  (ix) to approve any transaction with any Manager or with any Person which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company or any Subsidiary; and

                  (x) to declare bankruptcy or insolvency under any applicable law or to appoint a receiver, liquidator, sequestrator, trustee or custodian with power over all or a substantial part of its assets.

         (d) The Managing Member shall have the sole authority to remove any Manager with or without cause by written notice to such Manager. A Manager shall be deemed to be removed upon any death or disability of such Person. Disability for purposes hereof shall mean that such Person is unable to perform such Person's duties hereunder due to mental or physical incapacity for a period of three (3) months or more.

         Section 6.2 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that debt, liability or obligation arises in contract, tort or otherwise.

         Section 6.3 Amendments. Amendments to this Agreement may be made only by an instrument in writing signed by the Managing Member.

                                   ARTICLE VII
                                   TERMINATION

         If the Company is dissolved the Managing Member shall proceed with reasonable promptness to liquidate the Company. The assets of the Company shall be distributed first to satisfy or provide for the satisfaction of all liabilities of the Company to creditors, including liquidating expenses and obligations; and thereafter to the Members in accordance with the positive Capital Accounts of the Members, after crediting or charging thereto the amounts required to be credited or charged pursuant to Article III hereof.

                                  ARTICLE VIII
                       TRANSFERS OF MEMBERSHIP INTERESTS;
                         ADMISSION OF ADDITIONAL MEMBERS

         No Member may transfer all or any portion of its Membership Interest to any Person other than to an Affiliate of such Member without the express written consent of the other Members, which consent may be withheld in the sole and absolute discretion of such other Members.

         The Managing Member shall not admit any additional Members into the Company.


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

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1 Governing Law. This Agreement, and any question, dispute, or other matter related to or arising from this Agreement, will be governed by the laws of the State of New York without reference to conflict of laws principles.

         Section 9.2 Binding Effect. This Agreement binds the Members and their respective distributees, successors, and assigns and any other Person claiming a right or benefit under or covered by this Agreement.

         Section 9.3 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) that provision will be fully severable and this Agreement will be construed and enforced as if the illegal, invalid, or unenforceable provision had never been part of this Agreement; (b) the remaining provisions of this Agreement will remain in full force and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement; and (c) in the place of the illegal, invalid, or unenforceable provision, there will be added automatically to this Agreement a legal, valid, and enforceable provision that is as similar to the illegal, invalid, or unenforceable provision as possible.

      [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]


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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                   AMERICAN SEAFOODS CONSOLIDATED
                                    LLC

                                   By: AMERICAN SEAFOODS HOLDINGS
                                       LLC,
                                       its Member

                                       By: AMERICAN SEAFOODS, L.P.,
                                           its Managing Member

                                           By: ASC Management, Inc.,
                                               its General Partner



                                               By:_____________________________
                                                   Name:
                                                   Title:



                                       ASC, INC.



                                       By:______________________________
                                           Name:
                                           Title:


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

                                   SCHEDULE A

                                   Definitions
                                   -----------

         "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  (i) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
         1.704-1(b)(2)(ii)(d)(6) of the Regulations.

         The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

         "Affiliate" means, with respect to any Person, (i) any member of the Immediate Family of such Person; (ii) any trustee or beneficiary of such Person;
(iii) any legal representative, successor, or assignee of such Person or any Person referred to in the preceding clauses (i) and (ii); (iv) any trustee for the benefit of such Person or any Person referred to in the preceding clauses
(i) through (iii); or (v) any Entity which directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Person referred to in the preceding clauses (i) through
(iv).

         "Annual Preferred Return Amount" means, for each fiscal year, or, in the case of any fiscal year of less than 12 months, a proportionate amount of, the product of (x) 8 1/4% and (y) the ASC Unrecovered Capital Amount.

         "ASC Unrecovered Capital Amount" means, at any time, the excess of (i) ASC's initial Capital Contribution over (ii) the cumulative amount distributed to ASC hereunder (other than distributions in respect of the Preferred Return Amount). For this purpose, any distribution to ASC shall be treated first as made in respect of the Preferred Return Amount determined as of the time of such distribution, and then as a recovery of capital.

         "Capital Contribution" means, with respect to any Member, the amount of money and initial value of any property other than money contributed to the Company with respect to the Membership Interest held by such Member (net of liabilities to which such property is subject).

         "Depreciation" means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

         "Entity" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association.

         "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution to the Company, as determined by the contributing Member and the Managing Member;

                  (ii) at the election of the Managing Member, the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, upon
         (A) the acquisition of additional interests in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company assets (including money) as consideration for interests in the Company; or (C) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

                  (iii) the Gross Asset Value of an asset shall be adjusted each fiscal year by the Depreciation with respect to such asset taken into account for purposes of computing Profit or Losses for such year.

         "Immediate Family" means, with respect to any individual, such individual's spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.

         "Indemnitee" means (i) the Managing Member, (ii) any owner or principal of the Managing Member, (iii) any Person that is a director, officer, employee, agent or representative of the Managing Member or the Company, and (iv) such other Persons as the Managing Member may reasonably designate from time to time.

         "Membership Interest" means an ownership interest of a Member in the Company from time to time, including such Member's Capital Account, and any and all other benefits to which the holder of such Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms of this Agreement.

         "Minimum Gain Attributable to Partner Nonrecourse Debt" means "partner nonrecourse debt minimum gain" as determined in accordance with Regulation
Section 1.704-2(i)(2).

         "Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) and (c) of the Regulations.

         "Partner Nonrecourse Deductions" shall have the meaning set forth in
Section 1.704-2(i)(1) of the Regulations.

         "Partner Nonrecourse Debt" shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

         "Partnership Minimum Gain" shall have the meaning set forth in Section 1.704-2(b)(2) and (d)(1) of the Regulations.

         "Person" means any individual or Entity.

         "Preferred Return Amount" means, at any time, the sum of the Annual Preferred Return Amounts for the current fiscal year and all prior fiscal years.

         "Profit or Losses" means, for each fiscal year or other applicable period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:

                  (i) The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes;

                  (ii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) of the definition of "Gross Asset Value," the amount of


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

         such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit and Loss;

                  (iii) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

                  (iv) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company's Gross Asset Value with respect to such property as of such date; and

                  (v) Any items specially allocated under Section 3.1(d) shall not be taken into account.

         "Theoretical Tax" means, with respect to an amount, the product of (a) the amount and (b) the maximum combined United States federal, New York State and New York City tax rate applicable to an individual resident or corporation (whichever is higher) on ordinary income and net short-term capital gains or on net long term capital gains, as applicable, after having given effect to the deductibility for federal income tax purposes of state and local income taxes.



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